                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                        OMEGA HEALTHCARE INVESTORS, INC.

                                            AUGUST 14, 1992                YEAR ENDED DECEMBER 31
                                             (INCEPTION) TO       ----------------------------------------
                                          DECEMBER 31, 1992(1)     1993       1994       1995       1996E
                                          --------------------     ----       ----       ----       -----
                                                                         (IN $1,000, EXCEPT RATIO)
Earnings before extraordinary item....           $4,424           $11,573    $17,777    $29,490    $34,590
Fixed Charges:
  Interest............................              266             4,317      9,520     14,262     20,247
  Amortization of debt issue costs....               40               288      1,029      1,063        524
                                                -------           -------    -------    -------    -------
Total fixed charges...................              306             4,605     10,549     15,325     20,771
                                                -------           -------    -------    -------    -------
Earnings before Fixed Charges.........           $4,730           $16,178    $28,326    $44,815    $55,361
                                                =======           =======    =======    =======    =======
Ratio.................................            15.45X             3.51X      2.69X      2.92X      2.67X

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(1) Operations Commenced on August 14th, 1992